Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Steve Iaco	Shelley Young
Senior Executive Vice President and	Director of Corporate	Director of Investor
Chief Financial Officer	Communications	Relations
213.438.4833	212.984.6535	212.984.8359

CB Richard Ellis Names President of the Americas

Cal Frese to Oversee Company’s Largest Operation

Los Angeles, CA, January 4, 2005 — CB Richard Ellis, Inc. (NYSE:CBG), a leading global commercial real estate services company, today announced that Calvin W. Frese, Jr. has been appointed President of the Company’s Americas operations.   Mr. Frese will report to Brett White, President of CB Richard Ellis.

The Americas, encompassing the United States, Canada and Latin America, is the Company’s largest geographic operation.  These operations comprise revenues of approximately $1.5 billion.  Previously, Mr. Frese was Chief Operating Officer of the Americas.

In his new role, Mr. Frese will have responsibility for all revenue-producing business lines in the Americas with the exception of CB Richard Ellis Investors (the firm’s investment management division) and CBRE Mortgage Brokerage.

“Cal personifies the high standards of excellence that are the core values of CBRE’s culture,” said Mr. White. “Our America’s operation is the industry’s pacesetter and under the leadership of Cal and his strong management team, we are poised for even greater success in the future.”

Prior to assuming his role as Chief Operating Officer, Mr. Frese served as Executive Managing Director of CB Richard Ellis’ Central Region, and was responsible for overseeing business operations in 35 cities, with over 2,000 employees. From 1989 to 1998, he was General Partner and Chief Operating Officer of Whittier Partners, a New England-based full-service real estate company and joint venture partner of CB Richard Ellis.

Mr. Frese also gained considerable financial management and real estate experience in the 1980s as Senior Vice President of Cabot, Cabot & Forbes, a real estate development company, and as a certified public accountant for Arthur Andersen & Company.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s largest commercial real estate services firm (in terms of 2003 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 220 offices worldwide (excluding affiliate and partner offices). The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research; and consulting.  For more information, visit the company’s Web site at www.cbre.com.